    As filed with the Securities and Exchange Commission on November 24, 1997
                                                       Registration No. 33-98530
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                  PHYCOR, INC.
             (Exact name of registrant as specified in its charter)

              TENNESSEE                                 8099                                62-1344801
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification No.)

                        30 BURTON HILLS BLVD., SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOSEPH C. HUTTS
                             CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PHYCOR, INC.
                      30 BURTON HILLS BOULEVARD, SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                    Copy to:
                               J. CHASE COLE, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                           NASHVILLE, TENNESSEE 37219
                               ------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ___________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________________________________


===============================================================================

PROSPECTUS
                                  PHYCOR, INC.

                                   $90,000,000

             COMMON STOCK, COMMON STOCK WARRANTS AND DEBT SECURITIES
                               ------------------

         This Prospectus relates to the offer by PhyCor, Inc., a Tennessee corporation ("PhyCor" or the "Company"), of shares of the Company's Common Stock, no par value per share ("Common Stock"), warrants to purchase Common Stock ("Common Stock Warrants") and the shares of Common Stock issued thereunder upon the exercise of such Common Stock Warrants, or debt securities ("Debt Securities"), and the shares of Common Stock issued thereunder upon the conversion thereof, with a collective aggregate offering price of up to $90,000,000 on terms to be determined at the time of any such offering. The Company may offer Common Stock, Common Stock Warrants, or Debt Securities (collectively, "Securities") from time to time in connection with the Company's affiliation and long-term relationships with (i) individual physician practices,
(ii) single and multi-specialty medical clinics and (iii) related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies.

         Common Stock issued pursuant to this Prospectus and any applicable supplement to this Prospectus (a "Prospectus Supplement") or post-effective amendment (a "Post-Effective Amendment") to individual physician practices, single and multi-specialty clinics and related businesses, as described above, may be reoffered by the holders thereof (the "Selling Shareholders") from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on Securities, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares from whom such broker-dealer may act as agent or to whom they may sell as principal or both.

         The Company will not receive any part of the proceeds from the resale by the Selling Shareholders of any Common Stock thereof pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Shareholders) in connection with the registration of the Common Stock being reoffered by the Selling Shareholders. The terms for the issuance of Securities may include provisions for the indemnification by the Selling Shareholders for certain civil liabilities, including liabilities under Securities Act of 1933, as amended.
                               ------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
               SEE "RISK FACTORS" APPEARING ON PAGES 4 THROUGH 7.
                               ------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY AND ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               NOVEMBER   , 1997

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-4, including amendments thereto, with respect to the Securities (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Commission Regional Offices: Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that website is http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq Stock Market (National Market System), and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         (2) The Company's Current Report on Form 8-K, dated February 3, 1997, as amended by the Company's Current Report on Form 8-K/A, dated February 26, 1997;

         (3) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

         (4) The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997;

         (5) The Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997;

         (6)      The Company's Current Report on Form 8-K, dated October 31,
                  1997; and

         (7) The description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A, dated January 8, 1992 and March 8, 1994, respectively.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL (TELEPHONE NUMBER (615) 665-9066). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered hereby and any accompanying Prospectus Supplement or Post-Effective Amendment, as applicable. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by, or on behalf of, the Company. In particular, the Company's forward-looking statements, including those regarding the acquisition of additional clinics, the development of additional independent practice associations ("IPAs"), the adequacy of the Company's capital resources, the future profitability of capitated fee arrangements and other statements regarding trends relating to various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

         No Assurance of Continued Rapid Growth. The Company's continued growth is dependent upon its ability to achieve significant consolidation of multi-specialty medical clinics, to sustain and enhance the profitability of those clinics and to develop and manage IPAs. The process of identifying suitable acquisition candidates and proposing, negotiating and implementing an economically feasible affiliation with a physician group or formation or management of a physician network is lengthy and complex. Clinic and physician network operations require intensive management in a dynamic marketplace increasingly subject to cost containment pressures. There can be no assurance that PhyCor will be able to sustain its historically rapid rate of growth. The success of PhyCor's strategy to develop and manage IPAs is largely dependent upon its ability to form networks of physicians, to obtain favorable payor contracts, to manage and control costs and to realize economies of scale. Many of the agreements entered into by physicians participating in PhyCor-managed IPAs are not exclusive arrangements. The physicians, therefore, could join competing networks or terminate their relationships with the IPAs. There can be no assurance that PhyCor will continue to be successful in acquiring additional physician practice assets, establishing new IPA networks or maintaining relationships with affiliated physicians. See "The Company-Physician Networks."

         Additional Financings. The Company's multi-specialty medical clinic acquisition and expansion program and its IPA development and management plans require substantial capital resources. The operations of its existing clinics require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in providing ancillary services. The Company may also, in certain circumstances, acquire real estate in connection with clinic acquisitions. The Company will require additional financing for the development of additional IPAs and expansion and management of its existing IPAs. The Company expects that its capital needs over the next several years will exceed capital generated from operations. The Company plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Common Stock or convertible notes in connection with the types of transactions identified on the cover page of this Prospectus. The Company's bank credit facility requires the lenders' consent for borrowings in connection with the acquisition of certain clinic assets. There can be no assurance that sufficient financing will be available or available on terms satisfactory to the Company.

         Competition. The business of providing health care related services is highly competitive. Many companies, including professionally managed physician practice management companies like the Company, have been organized to pursue the acquisition of medical clinics, manage such clinics, employ clinic physicians or provide services to IPAs. Large hospitals, other multi-specialty clinics and other health care companies, health maintenance organizations ("HMOs") and insurance companies are also involved in activities similar to those of the Company. Some of these competitors have longer operating histories and significantly greater resources than the Company. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of multi-specialty clinics on terms beneficial to the Company. See "The Company - Multi-Specialty Medical Clinics" and "The Company - Physician Networks."

         Risks Associated with Managed Care and Capitation; Reliance on Physician Networks. Many of the payor contracts entered into on behalf of PhyCor-managed IPAs are based on capitated fee arrangements. Under capitation arrangements, health care providers bear the risk, subject to certain loss limits, that the aggregate costs of providing medical services to the members will exceed the premiums received. The management fees are based, in part, upon a share of surplus, if any, of a capitated amount of revenue. Some agreements with payors also contain "shared risk" provisions under which the Company and the IPA can earn additional compensation based on utilization of hospital services by members and may be required to bear a portion of any loss in connection with such "shared risk" provisions. Any such losses could have a material adverse effect on the Company. The profitability of the managed IPAs is dependent upon the ability of the providers to effectively manage the per patient costs of providing medical services and the level of utilization of medical services. The management fees are also based upon a percentage of revenue collected by the IPAs. Any loss of revenue by the IPAs as a result of losing affiliated physicians, the termination of third party payor contracts or otherwise could have a material adverse effect on management fees derived by the Company from its management of IPAs. Through its service agreements, the Company also shares in capitation risk assumed by its affiliated physician groups. Managed care providers and management entities such as the Company are increasingly subject to liability claims arising from utilization management, provider compensation arrangements and other activities designed to control costs by reducing services. A successful claim on this basis against the Company or an affiliated clinic or IPA could have a material adverse effect on the Company.

         Risks of Changes in Payment for Medical Services. The profitability of the Company may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of third party payors and other payment factors over which the Company has no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may continue to have a negative impact on the Company's revenue. Efforts to control the cost of health care services are increasing. Many of the Company's physician groups are becoming affiliated with provider networks, managed care organizations and other organized health care systems, which often provide fixed fee schedules or capitation payment arrangements that are lower than standard charges. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with payors. Because the Company derives its revenues from the revenues generated by its affiliated physician groups and from its managed IPAs, further reductions in payments to physicians generally or other changes in payment for health care services could have an adverse effect on the Company.

         Additional Regulatory Risks. The health care industry and physicians' medical practices are highly regulated at the state and federal levels. Many state laws restrict the unlicensed practice of medicine, the splitting or sharing of fees with non-physician entities and the enforcement of non-competition agreements. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. In addition, federal law requires that physician groups be included within a definition of "group practice" in order to be permitted to make referrals within the group. Federal antitrust law also prohibits conduct that may result in price-fixing or other anticompetitive conduct. Because of the structure of the relationships between the Company and the physician groups and its managed IPAs, there can be no assurance that review of the Company's business by courts or health care, tax, labor or other regulatory authorities will not result in determinations that could adversely affect the financial condition or results of operations of the Company or that the health care regulatory environment will not change in a manner that would restrict the Company's existing operations or limit the expansion of the Company's business or otherwise adversely affect the Company. In addition to civil and, in some cases, criminal penalties for violation of Medicare and Medicaid statutes, violators of these statutes may be excluded from participation in Medicare or state health programs.

         Risks Associated with Straub Clinic & Hospital, Incorporated ("Straub") Transaction. In January 1997, the Company consummated its merger with Straub, an integrated health care system with a 152-physician multi-specialty clinic and 159-bed acute care hospital located in Honolulu, Hawaii. In connection with the transaction with Straub, the Company provides certain management services to both a physician group practice and a hospital owned by the group. Because the hospital is subject to extensive regulation and because hospital management companies have, in some instances, been viewed as referral sources by federal regulatory agencies, the relationship between the Company and the physician group could come under increased scrutiny under the Medicare fraud and abuse law. In late 1995, prior to its association with the Company, Straub was served with a federal search warrant in connection with an investigation into Straub's billings and receivables practices, including with respect to Medicare, Medicaid and CHAMPUS. The investigation is ongoing, and no determination can be made at this time as to its outcome. The Company is indemnified by the physician group affiliated with Straub against any penalties imposed as a result of the investigation, and the Company believes that such indemnity will be sufficient to satisfy any claims made against the Company as a successor to Straub, although no assurance can be given in that regard. In addition, the federal government could in certain circumstances suspend or prevent Straub from participating in government programs, which would adversely affect the Company's revenues under its service agreement with Straub.

         Tax Audit. The Company has been subject to an audit by the Internal Revenue Service (the "IRS") covering the years 1988 through 1993. The IRS has proposed adjustments relating to the timing of recognition for tax purposes of certain revenue and deductions relating to uncollectible accounts and the Company's relationship with affiliated physician groups. The Company disagrees with the positions asserted by the IRS including any recharacterization and is vigorously contesting these proposed adjustments. The Company believes that any adjustments resulting from resolution of this disagreement would not affect reported net earnings of the Company but would defer tax benefits and change the levels of current and deferred tax assets and liabilities. For the years under audit and, potentially, for subsequent years, any such adjustments could result in material cash payments by the Company. The Company does not believe the resolution of this matter will have a material adverse effect on its financial condition, although there can be no assurance as to the outcome of this matter.

         Applicability of Insurance Regulations. The Company, through its IPAs, enters into contracts and joint ventures with licensed insurance companies, such as HMOs, whereby the Company and its IPAs assume risk in connection with the providing of medical services under capitation arrangements. To the extent the Company or its managed IPAs are in the business of insurance as a result of entering into such risk sharing arrangements, they are subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs. In connection with multi-specialty medical clinic acquisitions, the Company has and may continue to acquire HMOs previously affiliated with such clinics. The HMO industry is highly regulated at the state level and is highly competitive. Additionally, the HMO industry has been subject to numerous legislative initiatives within the past several years. There can be no assurance that developments in any of these areas will not have an adverse effect on the Company's wholly-owned HMOs or on HMOs in which the Company has a partial ownership interest or other financial involvement.

         Risks Inherent in Provision of Medical Services. The physician groups with which the Company affiliates and the physicians participating in networks developed and managed by the Company are involved in the delivery of medical services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company does not control the practice of medicine by affiliated physicians or the compliance with certain regulatory and other requirements directly applicable to physicians, physician networks and physician groups. The Company is indemnified under its service agreements for claims against the physician groups, maintains liability insurance for itself and negotiates liability insurance for the physicians affiliated with its clinics and under its management agreements for claims against the IPAs and physician members. Successful malpractice claims asserted against the physician groups, the managed IPAs, or the Company, however, could have a material adverse effect on the Company.

         Impact of Health Care Regulatory Changes. The United States Congress and many state legislatures routinely consider proposals to reform or modify the health care system, including measures that would control health care spending, convert all or a portion of government reimbursement programs to managed care arrangements, and balance the federal budget by reducing spending for Medicare and state health programs. These measures can affect a health care company's cost of doing business and contractual relationships. For example, recent developments that affect the Company's activities include: (i) federal legislation requiring a health plan to continue coverage for individuals who are no longer eligible for group health benefits and prohibiting the use of "pre-existing condition" exclusions that limit the scope of coverage; (ii) a Health Care Financing Administration policy prohibiting restrictions in Medicare risk HMO plans on a physician's recommending to patients other health plans and treatment options; and (iii) regulations imposing restrictions on physician incentive provisions in physician provider agreements. There can be no assurance that such legislation, programs and other regulatory changes will not have a material adverse effect on the Company.

         Dependence on Affiliated Physicians. Substantially all of the Company's revenue is derived from service or management agreements with the Company's affiliated clinics, the loss of certain of which could have a material adverse effect on the Company. In addition, any material decline in revenue by the Company's affiliated physician groups, whether as a result of physicians leaving the affiliated physician groups or otherwise, could have a material adverse effect on the Company. The Company and one of its smallest affiliated physician groups, with respect to which the Company has an investment representing less than 1% of the Company's total assets, are in discussions which may result in the sale of the clinic assets. While discussions are in a preliminary stage and the Company does not believe the ultimate outcome of this situation will have a material adverse effect on the Company, there can be no certainty at this time as to the resolution of this matter and its impact on the Company.

         Risk Associated with PhyCor Management Corporation ("PMC"). PMC, an entity in which the Company owns a minority interest, was organized in 1995 to develop and manage IPAs and provide development and other services to physician organizations. PMC is managed by the Company and has a Company executive officer on its Board of Directors. PMC expects to operate at a loss during its first few years of operations. The Company is recognizing a pro rata portion of PMC's losses equal to the Company's minority equity interest in PMC. PMC has been organized so as not to be consolidated with the Company. Changes in structure or accounting rules or the exercise by the Company of its option to purchase PMC's Class B Common Stock prior to such time, if any, as PMC shall have become profitable could result in the Company being required to consolidate the operations of PMC. Such consolidation could cause the Company to recognize a greater percentage of PMC's operating losses, which could have a material adverse effect on the Company. See "The Company - Physician Networks."

         Anti-takeover Considerations. The Company is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors. In February 1994, the Board of Directors approved the adoption of a Shareholder Rights Plan (the "Rights Plan"). The Rights Plan is intended to encourage potential acquirors to negotiate with the Company's Board of Directors and to discourage coercive, discriminatory and unfair proposals. The Company's stock incentive plans provide for the acceleration of the vesting of options in the event of a change in control, and the Company's Restated Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. Provisions in the executive officers' employment agreements provide for post-termination compensation, including payment of certain of the executive officers' salaries for 24 months, following a change in control. Most physician groups may terminate their service agreements with the Company in certain events, including a change in control of the Company which is not approved by a majority of the Company's Board of Directors. The former shareholders of North American Medical Management, Inc., an entity acquired by the Company in January 1995 which develops and manages IPAs ("North American"), have the right to repurchase the capital stock of North American in the event of a change of control which occurs prior to December 31, 1997. A change in control of the Company also constitutes an event of default under the Company's bank credit facility. The foregoing matters may, together or separately, have the effect of discouraging or making more difficult an acquisition or change of control of the Company.

                                   THE COMPANY

COMPANY OVERVIEW

         The Company is a physician practice management company that acquires and operates multi-specialty medical clinics and develops and manages IPAs. The Company's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes and patient satisfaction. As of the date of this Prospectus, the Company operates 53 clinics with approximately 3,780 physicians in 28 states. The Company also manages IPAs, which are networks of independent physicians, that include over 17,800 physicians in 27 markets. The Company's affiliated physicians provide capitated medical services to approximately 1,100,000 members, including approximately 165,000 Medicare members.

MULTI-SPECIALTY MEDICAL CLINICS

         A multi-specialty medical clinic provides a wide range of primary and specialty physician care and ancillary services through an organized physician group practice representing various medical specialties. Multi-specialty medical clinics historically have been locally owned organizations managed by practicing physicians.

         The Company generates increased demand for the services and capabilities of its affiliated physician organizations and achieves growth through the addition of physicians, the expansion of managed care relationships and the addition and expansion of ancillary services. The Company is also assisting formerly unaffiliated physicians in particular markets to develop new physician groups which enter into long-term service agreements with the Company. In addition, the Company is developing physician networks around its physician groups to enhance managed care contracting and to provide the physician component of organized health care systems. Physicians in affiliated physician groups may participate in IPAs developed and managed by North American or PMC. See "Physician Networks." The Company is also positioning the clinics for participation in organized health care systems by establishing strategic alliances with HMOs, insurers, hospitals and other health care providers and by enhancing medical management systems.

         Upon the acquisition by the Company of a clinic's operating assets, the affiliated physician group simultaneously enters into a long-term service agreement with the Company. The Company, under the terms of the service agreement, provides the physician group with the equipment and facilities used in its medical practice, manages clinic operations, employs most of the clinic's non-physician personnel, other than certain diagnostic technicians, and receives a service fee.

         The physician groups offer a wide range of primary and specialty physician care and ancillary services. Approximately one-half of the Company affiliated physicians are primary care providers. The primary care physicians are those in family practice, general internal medicine, obstetrics, pediatrics and emergency and urgent care. The Company works closely with its affiliated physician groups to recruit new physicians and merge sole practices or single specialty groups, especially primary care groups, into the clinics' physician groups. Substantially all of the physicians practicing in the clinics are certified or eligible to be certified by the applicable specialty boards.

         The Company's affiliated physicians maintain full professional control over their medical practices, determine which physicians to hire or terminate and set their own standards of practice in order to promote high quality health care. Pursuant to its service agreements with physician groups, the Company manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. At each clinic, a joint policy board equally comprised of physicians and Company personnel focuses on strategic and operational planning, marketing, managed care arrangements and other major issues facing the clinic. The joint policy board involves experienced health care managers in the decision-making process and brings increased discipline and accountability to clinic operations. The Company is not engaged in the practice of medicine.

         Management believes its clinics have the opportunity to form relationships with managed care organizations, insurance companies and hospitals to create high-quality, cost-effective health care delivery systems. The Company is aligning its affiliated clinics with low-cost, high-quality hospitals and related providers in each of its markets and through various relationships is seeking to more closely coordinate the overall delivery of health care to patients. These plans may include participation by affiliated physicians in physician networks developed and managed by the Company or PMC. See "Physician Networks." Pursuant to certain of the Company's relationships with managed care organizations and insurance companies, responsibility for physician services, hospital utilization and overall medical management is assumed by the physician networks being developed by PhyCor-affiliated clinics. The Company believes that medical management performed within physician organizations can yield the greatest value in quality-driven, cost-effective health care and that premiums collected from purchasers of health care will be allocated based upon the value of the services performed by the health care provider members of organized health care systems.

         The Company has initiated the PhyCor Institute for Healthcare Management which provides practical managed care and medical management training for physicians affiliated or considering affiliation with the Company. Through the Institute's efforts, physicians in many locations work together to achieve "economies of intellect" and best practice performance through shared data and experience. These efforts emphasize outcomes measurement and management and are intended to improve the physicians' ability to attain optimal clinical outcomes and patient satisfaction while emphasizing appropriate utilization of health care resources. The Company believes that, in the future, its ability to differentiate its physician organizations based upon quality clinical performance will increasingly impact financial performance.

         The Company provides support for the selection and implementation of information systems at its clinics. The Company has selected certain practice management and other systems considered to be most effective for capitated risk management, provider profiling, outcomes analysis and automated patient records for implementation at its clinics. These systems are designed to allow physician organizations to successfully capture information that will enable them to more effectively manage the risk associated with capitated arrangements.

         The Company also negotiates national arrangements that provide cost savings to the clinics through economies of scale in malpractice insurance, supplies and equipment. In addition, the Company has a service improvement program that aligns staffing with the volume and service needs of its physician organizations and focuses on measuring and improving patient satisfaction. Upon assuming the operations of a clinic, the Company implements a standard set of business policies and reviews procedure coding practices in each clinic.

PHYSICIAN NETWORKS

         The Company established its presence in the IPA management business in 1995 and believes that a significant opportunity exists to develop and manage IPAs. IPAs consolidate independent physicians by providing general organizational structure and management to the physician network. IPAs provide or contract for medical management services to assist physician networks in obtaining and servicing managed care contracts and enable previously unaffiliated physicians to assume and more effectively manage capitated risk.

         As of the date of this Prospectus, the Company manages IPAs with over 17,800 physicians in 27 markets. The Company establishes management companies through which all health plan contracts are negotiated. These management companies, in which physicians may have an equity interest, provide information and operating systems, actuarial and financial analysis, medical management and provider contract services to the IPA. The Company assists physicians in forming networks to develop a managed care delivery system in which the IPA accepts fiscal responsibility for providing a wide range of medical services. The Company intends to continue to develop primary care-oriented health care delivery systems in certain markets that do not have established managed care networks.

         In June 1995, the Company purchased a minority interest in PMC and manages PMC pursuant to a ten-year administrative services agreement. PMC develops and manages IPAs and provides other services to physician organizations. The Company has an option to purchase the remaining equity interest of PMC prior to the end of May 2005.

                    RATIO OF EARNINGS TO FIXED CHARGES(1)

         Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                    --------------------------------------------------         ---------------------
                                    1992       1993       1994        1995        1996           1996        1997
                                    ----       ----       ----        ----        ----           ----        ----
Ratio of earnings to fixed          1.6        2.0        2.6         3.4         2.8            2.9         2.9
charges(2)



                      DESCRIPTION OF COMMON STOCK WARRANTS

         The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities pursuant to any Prospectus Supplement or Post-Effective Amendment, as applicable, and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the Prospectus Supplement or Post-Effective Amendment, as applicable (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement or Post-Effective Amendment, as applicable.

         The Prospectus Supplement or Post-Effective Amendment, as applicable, will describe the terms of any Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Common Stock Warrants; (b) the aggregate number of such Common Stock Warrants; (c) the price or prices at which such Common Stock Warrants will be issued; (d) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (e) the designation and terms of the other Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such offered Security; (f) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (g) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (h) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of certain federal income tax considerations; and (l) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.


----------

(1) Because the Company has no shares of preferred stock outstanding, the ratio of earnings to combined fixed charges and preferred dividends is identical to the ratio of earnings to fixed charges for each period listed above.

(2) For the purpose of calculating the ratio of earnings to fixed charges, net income has been added to provisions for income taxes and fixed charges and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of debt issuance cost.

                         DESCRIPTION OF DEBT SECURITIES

         The Company may issue Debt Securities under a trust indenture (the "Indenture") to be executed by the Company and a specified trustee. The terms of Debt Securities will include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture will be qualified under the TIA.

         The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement or Post-Effective Amendment, as applicable, may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement or Post-Effective Amendment, as applicable (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto and the following description. A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

         The indebtedness represented by Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as such term is defined in the Indenture) of the Company. The Debt Securities will be issued pursuant to an Indenture between the Company and a trustee.

         Except as set forth in the Indenture and described in a Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

         The Prospectus Supplement or Post-Effective Amendment, as applicable, relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

                  (a) the title of such Debt Securities;

                  (b) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

                  (c) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock, or the method by which any such portion shall be determined;

                  (d) if convertible, any applicable limitations on the ownership or transferability of the Common Stock into which such Debt Securities are convertible;

                  (e) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

                  (f) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

                  (g) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

                  (h) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

                  (i) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

                  (j) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

                  (k) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

                  (l) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

                  (m) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default (as defined in the Indenture) or covenants set forth in the Indenture;

                  (n) any provisions for collateral security for repayment of such Debt Securities;

                  (o) whether such Debt Securities will be issued in certificated and/or book-entry form;

                  (p) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

                  (q) the applicability, if any, of defeasance and covenant defeasance provisions of the Indenture;

                  (r) the terms, if any, upon which such Debt Securities may be convertible into Common Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

                  (s) whether and under what circumstances the Company will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

                  (t) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable.

         Except as set forth in the Indenture, the Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

MERGER, CONSOLIDATION OR SALE

         It is expected that the Indenture will provide that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the trustee.

COVENANTS

         The Indenture will contain covenants requiring the Company to take certain actions and prohibiting the Company from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The Indenture will describe specific "Events of Defaults" with respect to any series of Debt Securities issued thereunder. Such "Events of Defaults" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity, (iii) default in making any required sinking fund payment, if any, for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the Indenture; (v) default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any significant subsidiary or the property of either.

         If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case, subject to the rights of the holder of Senior Debt, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amounts as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if
(a) the Company shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

         The trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

         The Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

         Subject to provisions in the Indenture relating to its duties in case of default, the trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

         Within 120 days after the close of each fiscal year, the Company will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

         It is anticipated that modifications and amendments of the Indenture may be made by the Company and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby; (a) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (e) reduce the above stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

         The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in the Indenture.

         An Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

CONVERSION OF SECURITIES

         The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock will be set forth in the applicable Prospectus Supplement or Post-Effective Amendment, as applicable, relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company or such conversion will be automatic, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

SUBORDINATION

         Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Debt Securities will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Debt. No payment of principal or interest will be permitted to be made on Debt Securities at any time if a default in Senior Debt exists that permits the holders of such Senior Debt to accelerate their maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Debt Securities are paid in full, holders of Debt Securities will be subrogated to the right of holders of Senior Debt to the extent that distributions otherwise payable to holders of Debt Securities have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of Debt Securities. If this Prospectus is being delivered in connection with a series of Debt Securities, the accompanying Prospectus Supplement or Post-Effective Amendment, as applicable, or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

                              SELLING SHAREHOLDERS

         The Company intends to offer Securities, from time to time, pursuant to this Prospectus in connection with the Company's affiliation and long-term relationships with individual physician practices, single and multi-specialty clinics and related businesses, as described herein. The recipients of the Securities issued in connection with such transactions may determine to reoffer pursuant hereto the Common Stock issued in such transactions, the Common Stock issued upon the exercise of the Common Stock Warrants or Common Stock issued upon the conversion of the Debt Securities from time to time. Specific information regarding any such resale transaction, the identity of the Selling Shareholders, and the number of shares of Common Stock to be reoffered shall be provided at the time of such acquisition by means of a Post-Effective Amendment or Prospectus Supplement, as required under federal securities law.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                     EXPERTS

         The Consolidated Financial Statements of the Company incorporated herein by reference have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

========================================================     =======================================================
         NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR ANY SELLING SHAREHOLDER. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE
SECURITIES OFFERED HEREBY TO ANY PERSON OR BY
ANYONE IN ANY JURISDICTION IN WHICH IT IS
UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE  MADE  HEREUNDER  SHALL, UNDER ANY                                       $90,000,000
CIRCUMSTANCES,  CREATE ANY IMPLICATION  THAT
THE INFORMATION  CONTAINED  HEREIN IS CORRECT AS OF ANY
DATE SUBSEQUENT TO THE DATE HEREOF.
                                                                                  PHYCOR, INC.



                  __________________                                             COMMON STOCK,
                                                                             COMMON STOCK WARRANTS
                                                                              AND DEBT SECURITIES


                   TABLE OF CONTENTS
                                                                                ---------------
                                              Page                                 PROSPECTUS
                                              ----                              ---------------
Available Information...........................2
Incorporation Of Certain Information By
  Reference.....................................2
Risk Factors....................................4
The Company.....................................7
Ratio Of Earnings To Fixed Charges.............10
Description Of Common Stock Warrants...........10
Description Of Debt Securities.................11
Selling Shareholders...........................15
Legal Matters..................................15
Experts........................................16





                                                                                 November   , 1997


========================================================     =======================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Article 8 of the Registrant's Amended Bylaws provides as follows:

         The Corporation may indemnify, and upon request may advance expenses to, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding, despite the fact that such person has not met the standard of conduct set forth in Section 48-18-502(a) of the Tennessee Business Corporation Act (the "Act") or would be disqualified for indemnification under Section 48-18-502(d) of the Act, if a determination is made by the person or persons enumerated in Section 48-18-502(b) of the Act that the director or officer seeking indemnification is liable for (i) any breach of the duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) voting for or assenting to a distribution in violation of the Act.

         Section 7 of the Registrant's Restated Charter provides as follows:

         The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Charter or the Bylaws of the Corporation or under any agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; provided, however, that the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

         (b) In addition to the foregoing provisions of the Amended Bylaws and Restated Charter of the Registrant, directors, officers, employees and agents of the Registrant may be indemnified by the Registrant, pursuant to the provisions of Section 48-18-501 et seq. of the Tennessee Code Annotated.

         (c) In addition, the Registrant maintains directors and officers liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits

EXHIBIT
 NUMBER        DESCRIPTION OF EXHIBITS
-------        -----------------------
     3.1       Restated Charter of the Registrant (a)
     3.2       Amendment to Restated Charter of the Registrant (b)
     3.3       Amendment to Restated Charter of Registrant (c)
     4.1       Amended Bylaws of the Registrant (a)
     4.2       Form of Common Stock Certificate (d)
     4.3       Form of Subordinated Indenture (e)
     5         Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, including consent (e)
    12         Statements re computation of ratios (f)
    23.1       Consent of KPMG Peat Marwick LLP (f)
    23.2       Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (e)
    24         Power of Attorney (e)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, Commission No. 0-19786.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3, Registration No. 33-93018.
(c) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-66210.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-44123.
(e)      Previously filed.
(f)      Filed herewith.

         (b) Financial Statement Schedules

         All financial statement schedules are incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 22.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the TIA.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 24, 1997.

                                    PHYCOR, INC.


                                    By: /s/ Joseph C. Hutts
                                        ------------------------------------
                                        Joseph C. Hutts
                                        Chairman of the Board, President and
                                        Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                                          Title                                  Date
                 ----                                          -----                                  ----
     *                                                       Director                          November 24, 1997
----------------------------------------
Ronald B. Ashworth


     *                                                       Director                          November 24, 1997
----------------------------------------
Sam A. Brooks, Jr.


     *                                               Executive Vice President                  November 24, 1997
----------------------------------------          Corporate Services and Director
Thompson S. Dent


     *                                                       Director                          November 24, 1997
----------------------------------------
Winfield Dunn


     *                                                       Director                          November 24, 1997
----------------------------------------
C. Sage Givens


     *                                                       Director                          November 24, 1997
----------------------------------------
Joseph A. Hill, M.D.



/s/ Joseph C. Hutts                                   Chairman of the Board,                   November 24, 1997
----------------------------------------   President, Chief Executive Officer (Principal
Joseph C. Hutts                                         Executive Officer)
                                                          and Director


/s/ John K. Crawford                                  Chief Financial Officer                  November 24, 1997
----------------------------------------             (Principal Financial and
John K. Crawford                                        Accounting Officer)


                                                             Director                          November   , 1997
----------------------------------------
Kay Coles James


     *                                                       Director                          November 24, 1997
----------------------------------------
James A. Moncrief, M.D.


     *                                               Executive Vice President,                 November 24, 1997
----------------------------------------             Development and Director
Derril W. Reeves


     *                                               Executive Vice President,                 November 24, 1997
----------------------------------------             Operations and Director
Richard D. Wright


*By:  /s/ Joseph C. Hutts
      ----------------------------------
      Joseph C. Hutts,
      Attorney-In-Fact


                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION OF EXHIBITS
-------        -----------------------
    3.1        Restated Charter of the Registrant (a)
    3.2        Amendment to Restated Charter of the Registrant (b)
    3.3        Amendment to Restated Charter of Registrant (c)
    4.1        Amended Bylaws of the Registrant (a)
    4.2        Form of Common Stock Certificate (d)
    4.3        Form of Subordinated Indenture (e)
    5          Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, including consent (e)
   12          Statements re computation of ratios (f)
   23.1        Consent of KPMG Peat Marwick LLP (f)
   23.2        Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (e)
   24          Power of Attorney (e)

---------------

(a) Incorporated by reference to the exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, Commission No. 0-19786.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3, Registration No. 33-93018.
(c) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-66210.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-44123.
(e)      Previously filed.
(f)      Filed herewith.